Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 3rd Quarter 2019

LOS ANGELES, CA — (BUSINESS WIRE) — November 4, 2019 — Broadway Financial Corporation (the “Company”) (The Nasdaq Stock Market LLC: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $279 thousand, or ($0.01) per diluted share, for the third quarter of 2019, compared to net income of $751 thousand, or $0.03 per diluted share, for the third quarter of 2018.

Results declined primarily because of a change in the loan loss provision; during the third quarter of 2019 the Bank recorded a loan loss provision of $47 thousand whereas during the third quarter of 2018 the Bank recorded a loan loss provision recapture of $1.0 million.  In addition, during the third quarter of 2019, the Company recorded an increase of $343 thousand in non-interest expense, primarily due to higher professional services fees and stock related compensation costs, and a decrease of $112 thousand in net interest income, primarily due to the flat yield curve, which compressed net interest margins.  The effects of these changes were partially offset by a decrease of $508 thousand in income tax expense.

For the nine months ended September 30, 2019, the Company reported a net loss of $137 thousand, or ($0.01) per diluted share, compared to net income of $540 thousand, or $0.02 per diluted share, for the nine months ended September 30, 2018.

The results declined for the nine months ended September 30, 2019 primarily because of a decrease of $699 thousand in the loan loss provision recapture.  Also, results for the nine months were impacted by an increase of $470 thousand in non-interest expense, and a decrease of $183 thousand in net interest income compared to the prior year period.  The effects of these changes were partially offset by a decrease of $497 thousand in income tax expense.  The increase in non-interest expense was primarily due to increases in professional services fees of $412 thousand, $360 thousand of which were related to non-recurring matters, and compensation costs of $256 thousand, primarily related to stock related compensation, offset by a decline in REO expense of $106 thousand, a decrease in marketing expense of $88 thousand, and a decline in other categories of expenses.  The decrease in net interest income was primarily caused by the flat yield curve, which compressed margins.

Chief Executive Officer, Wayne Bradshaw, commented, “Results in the third quarter and year-to-date have continued to be impacted by the difficult interest rate environment, which has exacerbated the competitive conditions for both loan originations and acquisition and retention of deposits.  As rates have declined and the yield curve has continued to flatten throughout the year, benchmark rates for loan maturing or adjusting in three to five years, which maturities represent over 70% of our loan portfolio, have declined significantly more than short-term rates.  As a result, for most of 2019 rates have been inverted for maturities less than ten years, which has compressed the Bank’s net interest margins to extremely low levels.”

“Within this difficult environment, Broadway has achieved some notable accomplishments:

Interest income on loans receivable increased for both the third quarter and year-to-date;

Loan originations increased in the third quarter;

The Bank’s non-performing assets were lowered to less than $700 thousand, or 0.17% of total assets, by the end of September;

The Bank continued to maintain strong capital ratios, with a Total Capital ratio of 20.57% and a Leverage ratio of 11.74% at the end of September; and

The Bank’s overall safety and soundness have improved to the point that the Board has the flexibility to increase Broadway’s loan portfolio.  This follows the successful reaffirmation of the Bank’s “Outstanding” CRA rating by the Bank’s primary regulator during the second quarter.”

“Since the end of the third quarter we have already begun using this flexibility to prudently grow the Bank’s loan portfolio through originations of high-quality loans, primarily for multi-family residential properties in low to moderate income communities in Southern California.  Also, we plan to increase our portfolio of commercial real estate and construction loans, which typically provide higher yields than are available from single family and multi-family residential loans.  In addition, we are in the process of examining all facets of the Company’s business and corporate structure to eliminate costs.  All of these efforts are part of our plan to generate better economies of scale and return Broadway to profitability.”

“As always, I wish to thank our team for their dedication and persistent efforts to build value, and Broadway’s stockholders for their continuing support of our mission.”

Net Interest Income

Net interest income for the third quarter of 2019 totaled $2.4 million, compared to $2.5 million for the third quarter of 2018.  The decrease of $112 thousand in net interest income primarily resulted from higher interest expense on deposits, which was partially offset by higher interest income on loans, higher interest on other interest earning assets and lower interest expense on borrowings.

Interest income on loans increased by $41 thousand for the third quarter of 2019 compared to the third quarter of 2018.  The increase in interest income on loans primarily resulted from an increase of 13 basis points in average yield on loans, which increased loan interest income by $123 thousand.  This was partially offset by a decrease of $8.3 million in the average balance of loans receivable, which decreased interest income by $82 thousand.  The increase in the average yield on loans primarily resulted from the payoff of loans with lower rates than those originated over the year.  In July of 2019, the Bank sold $22.8 million of performing multi-family loans to conform to loan concentration guidelines, which lowered the average balance of loans receivable.

Interest income on securities and other interest earning assets increased by $71 thousand for the third quarter of 2019 compared to the third quarter of 2018. The increase in other interest income primarily resulted from a net increase in the average balance of interest earning cash deposits in other banks of $13.1 million, which increased interest income by $74 thousand, offset by a decrease in the average balance of securities of $1.8 million, which decreased interest income by $11 thousand.

Interest expense on deposits increased by $284 thousand for the third quarter of 2019 compared to the third quarter of 2018.  The increase in interest expense on deposits primarily resulted from an increase of 33 basis points in the average cost of deposits, which increased interest expense by $195 thousand and an increase of $15.0 million in the average deposit balance, which increased interest expense by $89 thousand.

Interest expense on borrowings decreased by $60 thousand for the third quarter of 2019 compared to the third quarter of 2018.  The lower interest expense on borrowings primarily resulted from a decrease of $13.6 million in the average balance of the Federal Home Loan Bank (“FHLB”) advances, which decreased interest expense by $82 thousand.  This decrease was offset in part by an increase of 12 basis points in the average cost of advances from FHLB, which increased interest expense by $26 thousand.  Additionally, the average balance of the Company’s junior subordinated debentures decreased by $308 thousand during the third quarter of 2019, which decreased interest expense by $4 thousand.  The interest rate on the Company’s junior subordinated debentures increased by 6 basis points during the third quarter of 2019, resulting in additional interest expense of $1 thousand.

For the nine months ended September 30, 2019, net interest income decreased by $183 thousand to $7.7 million compared to $7.9 million for the nine months ended September 30, 2018.  The decrease in net interest income primarily resulted from higher interest expense on deposits and borrowings, which offset higher interest earned on loans and other interest-earning assets.  The net interest margin decreased by 13 basis points to 2.49% for the nine months ended September 30, 2019 from 2.62% for the same period in 2018.

Interest and fees on loans receivable increased by $1.1 million for the nine months ended September 30, 2019, primarily due to an increase of $9.5 million in the average balance of loans receivable (including loans held for sale), which increased interest income by $281 thousand, and an increase of 29 basis points in loan yield, which increased interest income by $792 thousand.

Interest income on securities and other interest earning assets increased by $105 thousand for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.  The increase in other interest income primarily resulted from a net increase in the average balance of interest earning cash deposits in other banks of $3.3 million, which increased interest income by $50 thousand, and an increase of 47 basis points in deposit rate, which increased interest income by $85 thousand.  These were primarily offset by a decrease in the average securities balance of $2.1 million, which decreased interest income by $42 thousand.

Interest on deposits increased by $1.1 million during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, due to an increase of 48 basis points attributable to higher rates paid on all deposit types, which caused interest expense on deposits to increase by $952 thousand, and an increase of $7.2 million in the average balance of deposits, which caused interest expense to increase by $140 thousand.

Interest expense on borrowings increased by $269 thousand during the nine months ended September 30, 2019 compared to the nine month ended September 30, 2018 due to an increase of 39 basis points in the average cost of FHLB advances, which increased interest expense by $221 thousand and an increase of $2.2 million in the average balance of FHLB advances, which increased interest expense by $32 thousand.  Additionally, the average balance of the Company’s junior subordinated debentures decreased by $107 thousand during the nine months ended September 30, 2019, which decreased interest expense by $4 thousand.  The interest rate on the Company’s junior subordinated debentures increased by 53 basis points during the nine months ended September 30, 2019, resulting in additional interest expense of $20 thousand.

Loan Loss Provision/Recapture

The Company recorded a loan loss provision of $47 thousand for the third quarter of 2019, compared to a loan loss provision recapture of $1.0 million for the third quarter of 2018.  The loan loss provision recorded in the third quarter of 2019 was primarily due to net growth in the multi-family portfolio, while the loan loss provision recapture during the third quarter of 2018 was primarily due to improvement in the credit quality of the loan portfolio due to payoffs and recoveries of problem loans which had a favorable impact on the environmental factors used in the Bank’s analysis of the allowance for loan and lease losses (“ALLL”).

The Company recorded loan loss provision recaptures of $301 thousand during the nine months ended September 30, 2019, compared to $1.0 million in recaptures during the nine months ended September 30, 2018.  Loan loss recoveries totaled $190 thousand during the nine months ended September 30, 2019, compared to $114 thousand recorded in the same period of 2018.  There were no charge-offs during the nine months ended September 30, 2019 or 2018.

At September 30, 2019, the ALLL was $2.8 million, or 0.79% of gross loans receivable held for investment, compared to $2.9 million, or 0.82% of gross loans receivable held for investment at December 31, 2018.  The ALLL was 403.2% of non-performing loans at September 30, 2019, compared to 321.5% of non-performing loans at December 31, 2018.

Non-interest Income

Non-interest income for the third quarter of 2019 totaled $344 thousand, compared to $380 thousand for the third quarter of 2018.  The results for the third quarter of 2019 included a gain on sale of loans of $204 thousand, whereas the results for the third quarter of 2018 included a grant for $233 thousand received from the U.S. Treasury’s Community Development Financial Institutions Fund.

For the nine months ended September 30, 2019, non-interest income totaled $859 thousand, compared to $681 thousand for the same period a year ago.  The increase of $178 thousand in non-interest income was primarily due to an increase of $184 thousand in gain on sale of loans during the nine months ended September 30, 2019 compared to the same period last year.

Non-interest Expense

Non-interest expense for the third quarter of 2019 totaled $3.1 million, compared to $2.8 million for the third quarter of 2018.  The increase of $343 thousand in non-interest expense during the third quarter of 2019 compared to the same quarter of 2018 was primarily due to increases of $209 thousand in professional services expense, $155 thousand in compensation and benefits expense and $40 thousand in information technology expenses, offset by decreases of $45 thousand in REO expense and $23 thousand in marketing expense.  The Bank had no REO property as of September 30, 2019.

Professional services expense increased by $209 thousand during the third quarter of 2019 compared to the third quarter of 2018 due to $159 thousand of legal fees and $50 thousand in consulting services fees, both of which were primarily related to non-recurring matters.  Compensation and benefits expense increased by $155 thousand during the third quarter of 2019 compared to the third quarter of 2018 primarily due to an increase in stock-related salary costs.

For the nine months ended September 30, 2019, non-interest expense totaled $9.2 million, compared to $8.8 million for the same period a year ago.  The increase of $470 thousand in non-interest expense was primarily due to increases of $412 thousand in professional services expense, $360 thousand of which was related to non-recurring matters, $256 thousand in compensation and benefits expense, offset by decreases of $106 thousand in REO expense and $88 thousand in marketing expense.

Professional services expense increased by $412 thousand during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 primarily due to $239 thousand in legal-related matters, $123 thousand in third party audit costs, and $44 thousand in consulting fees.

Compensation and benefits expense increased by $256 thousand during the nine months ended September 30, 2019 compared to the same period of 2018 primarily due to increases of $188 thousand in stock-related salary costs, $112 thousand in lower deferred compensation costs associated with loans originated for the portfolio, and $42 thousand in lower salary costs.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21.0% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax benefits of $176 thousand and $262 thousand during the third quarter and nine months ended September 30, 2019 compared to recording income tax expenses of $332 thousand and $235 thousand for the comparable periods in 2018.  The Company’s effective income tax benefit rate was 38.7% and 65.7% for the three and nine months ended September 30, 2019, respectively, compared to the effective income tax expense rate of 30.7% and 30.3% for the comparable periods in 2018.  The variations in the effective benefit rates are attributable to the Company’s low-income housing tax credits. The Company had no valuation allowance on its deferred tax assets, which totaled $5.1 million and $5.0 million at September 30, 2019 and December 31, 2018, respectively.

Balance Sheet Summary

Total assets increased by $5.2 million to $414.6 million at September 30, 2019 from $409.4 million at December 31, 2018.  The growth in total assets was comprised of an increase of $5.2 million in cash and cash equivalents and an increase of $1.9 million in loans receivable held for sale, offset by a decrease of $1.1 million in securities available-for-sale and a decrease of $833 thousand in REO.  The Bank sold its sole REO property during the second quarter of 2019.

Loans receivable held for sale totaled $8.2 million at September 30, 2019, compared to $6.2 million at December 31, 2018.  The increase was primarily due to $15.2 million of new loans originated for sale during the nine months ended September 30, 2019 and $9.6 million of loans transferred from the loans held for investment portfolio for loan concentration management purposes.  These increases were offset by $22.8 in loan sales during the third quarter of 2019 and $103 thousand in repayments of loans receivable held for sale during the nine months ended September 30, 2019.

Loans receivable held for investment, net of the allowance for loan losses, totaled $354.8 million at September 30, 2019, compared to $355.6 million at December 31, 2018.  During the nine months ended September 30, 2019, the Bank originated $44.6 million in loans for its portfolio, compared to $57.5 million originated for its portfolio during the nine months ended September 30, 2018.  In addition, the Bank transferred $9.6 million to loans receivable held for sale during the nine months ended September 30, 2019.  Loan repayments during the nine months ended September 30, 2019 totaled $36.6 million, compared to $54.8 million during the nine months ended September 30, 2018.

Deposits decreased to $280.1 million at September 30, 2019 from $281.4 million at December 31, 2018, which consisted of an increase of $13.2 million in certificates of deposit, a net increase of $1.4 million in two-way CDARS and an increase of $98 thousand in deposits gathered from a deposit listing service.  These increases were offset by a decrease of $9.9 million in brokered deposits and a decrease of $6.1 million in liquid deposits (NOW, demand, money market and passbook accounts).

FHLB advances increased by $5.0 million to $75.0 million at September 30, 2019 from $70.0 million at December 31, 2018 as the Bank took on a new five-year advance to fund new loans.

Stockholders’ equity was $48.9 million, or 11.78% of the Company’s total assets, at September 30, 2019, compared to $48.4 million, or 11.83% of the Company’s total assets, at December 31, 2018.  The Company’s book value was $1.75 per share as of September 30, 2019, compared to $1.77 per share as of December 31, 2018.

At September 30, 2019, the Bank’s Total Capital ratio was 20.57% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.74%, compared to a Total Capital ratio of 20.48% and a Leverage ratio of 12.03% at December 31, 2018.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

September 30, 2019	December 31, 2018
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$21,822	$16,651
Securities available-for-sale, at fair value	13,671	14,722
Loans receivable held for sale	8,175	6,231
Loans receivable held for investment	357,618	358,485
Allowance for loan losses	(2,818)	(2,929)
Loans receivable held for investment, net of allowance	354,800	355,556
Total assets	414,618	409,397
Deposits	280,067	281,414
FHLB advances	75,000	70,000
Junior subordinated debentures	4,590	5,100
Total stockholders’ equity	48,860	48,436

Book value per share	$1.75	$1.77
Equity to total assets	11.78%	11.83%

Asset Quality Ratios:
Non-accrual loans to total loans	0.19%	0.25%
Non-performing assets to total assets	0.17%	0.43%
Allowance for loan losses to total gross loans	0.79%	0.82%
Allowance for loan losses to total delinquent loans	457.47%	8368.57%
Allowance for loan losses to non-performing loans	403.15%	321.51%

Non-Performing Assets:
Non-accrual loans	$699	$911
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	833
Total non-performing assets	$699	$1,744

Three Months Ended September 30,	Nine Months Ended September 30,
2019	2018	2019	2018
Selected Operating Data and Ratios:
Interest income	$4,015	$3,903	$12,473	$11,295
Interest expense	1,623	1,399	4,806	3,445
Net interest income	2,392	2,504	7,667	7,850
Loan loss provision (recapture)	47	(1,000)	(301)	(1,000)
Net interest income after loan loss provision recapture	2,345	3,504	7,968	8,850
Non-interest income	344	380	859	681
Non-interest expense	(3,144)	(2,801)	(9,226)	(8,756)
Income (loss) before income taxes	(455)	1,083	(399)	775
Income tax expense (benefit)	(176)	332	(262)	235
Net income (loss)	$(279)	$751	$(137)	$540

Earnings per common share-diluted	$(0.01)	$0.03	$(0.01)	$0.02

Loan originations (1)	$22,507	$20,995	$59,772	$77,790

Net recoveries to average loans	(0.00	)%(2)	(0.00	)%(2)	(0.07	)%(2)	(0.04	)%(2)
Return on average assets	-0.26	%(2)	0.72	%(2)	-0.04	%(2)	0.18	%(2)
Return on average equity	-2.28	%(2)	6.34	%(2)	-0.37	%(2)	1.52	%(2)
Net interest margin	2.33	%(2)	2.46	%(2)	2.49	%(2)	2.62	%(2)

(1)         Does not include net deferred origination costs.

(2)         Annualized